UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 13, 2007 (July 10, 2007)

AMPAL-AMERICAN ISRAEL CORPORATION
(Exact Name of Registrant as Specified in Charter)

New York	0-538	13-0435685
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Arlozorov Street Tel Aviv, Israel	62098
(Address of Principal Executive Offices)	(Zip Code)

(866) 447-8636
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 10, 2007, Ampal Industries Inc. (“Ampal Industries”), a subsidiary of Ampal-American Israel Corporation (the “Company”), entered into an agreement (the “Agreement”) to sell all of the Company’s interest in Am-Hal Ltd. ("Am-Hal"), an indirect wholly owned subsidiary of the Company, to Phoenix Holdings Ltd. (“Phoenix”) and Golden Meybar (2007) Ltd. for an aggregate consideration of $29.3 million. On June 18, 2007, the Company had previously announced the execution of a Memorandum of Understanding to sell Am-Hal to Phoenix and Golden Meybar (2007) Ltd.

The Agreement provides for the sale by Ampal Industries of Ampal Protected Housings (1994) Ltd. and Ampal Protected Housings (1998) Ltd., which together through a subsidiary, directly and indirectly, own 100% of Am-Hal.

Since December 2005, Phoenix held an option to purchase 19.9% of Am-Hal's issued share capital. Phoenix has agreed not to exercise such option on or before the closing of the transaction. Such option will continue to be exercisable in accordance with its terms if the sale of Am-Hal contemplated by the Agreement does not occur.

As a result of the sale, the Company will record a gain of approximately $29.7 million(approximately $19.7 million, net of taxes). The closing of the sale is subject to customary closing conditions (including the obtaining of an approval from Israeli anti-trust authorities and the consent of Bank Hapoalim Ltd.), and the Company expects the sale to be completed in the third quarter of 2007.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which the Company intends to file as an exhibit to its next quarterly report.

A copy of the Company’s press release announcing the execution of the Agreement is attached hereto as Exhibit 99.1 and is incorporated in this report by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

EXHIBIT	DESCRIPTION
99.1	Press release of Ampal-American Israel Corporation, dated July 11, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPAL-AMERICAN ISRAEL CORPORATION

Date: July 13, 2007	By:	/s/Yoram Firon
		Name:	Yoram Firon
		Title:	Vice President – Investments and Corporate Affairs

EXHIBIT INDEX

EXHIBIT	DESCRIPTION
99.1	Press release of Ampal-American Israel Corporation, dated July 11, 2007.